Exhibit 23.8

             [Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

El Paso Corporation
El Paso Building
1001 Louisiana Street
Houston, Texas 77002


          We hereby consent to the incorporation by reference into this registration statement of our opinion dated March 17, 2000 (as set forth in Exhibit 8.2 to the registration statement of El Paso Energy Corporation on Form S-4 (No. 333-31060)) and to the use of our name under the caption "Legal Matters" in the joint proxy statement/prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                              /s/ Skadden, Arps, Slate, Meagher & Flom LLP
                                  Skadden, Arps, Slate, Meagher & Flom LLP


Dated:  February 19, 2001